Exhibit 4.2

Execution Version

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of June 24, 2026, among Resideo Funding Inc., a Delaware corporation (the “Initial Issuer”), Resideo Funding II LLC, a Delaware limited liability company (the “Assumption Issuer”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, each of the Initial Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture dated as of July 17, 2024 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 6.500% Senior Notes due 2032 (the “Notes”);

WHEREAS, pursuant to Section 5.01 of the Indenture, the Initial Issuer proposes to merge with and into the Assumption Issuer, with the Assumption Issuer as the surviving entity (the “Merger”) and, pursuant to this Supplemental Indenture, assume all of the rights and obligations of the Issuer under the Notes and the Indenture (the “Assumption”);

WHEREAS, pursuant to Section 9.01(a)(3) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to be Bound. The Assumption Issuer acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) unconditionally assume all of the Initial Issuer’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture; (ii) be bound by all applicable provisions of the Indenture as if made by, and with respect to the Assumption Issuer; and (iii) perform all obligations and duties required of the Initial Issuer pursuant to the Indenture. From and after the date hereof, all references in the Indenture to the “Issuer” shall refer to the Assumption Issuer instead of the Initial Issuer.

3. Notices. All notices or other communications to the Assumption Issuer shall be given as provided in Section 12.02 of the Indenture.

4. Execution and Delivery. The Assumption Issuer agrees that the Notes shall remain in full force and effect notwithstanding the absence of any endorsement of the Assumption Issuer on the Notes.

5. Release of Obligations. Pursuant to Section 5.02, upon the consummation of the Merger, the Initial Issuer shall be unconditionally and irrevocably released and discharged from all obligations and liabilities under the Indenture and the Notes.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Waiver of Jury Trial. EACH OF THE INITIAL ISSUER, THE ASSUMPTION ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8. Trustee Makes No Representation. The recitals contained herein shall be taken as the statements of the Initial Issuer or the Assumption Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

9. Counterparts; Electronic Delivery. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

10. Effect of Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Michael K. Herberger
Name:	Michael K. Herberger
Title:	Vice President

RESIDEO FUNDING INC.,
as Initial Issuer

By:	/s/ Jeannine Lane
Name:	Jeannine Lane
Title:	President and Secretary

RESIDEO FUNDING II LLC,
as Assumption Issuer

By:	/s/ Ian Schlegel
Name:	Ian Schlegel
Title:	Treasurer

[Signature Page to Third Supplemental Indenture]

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